As filed with the Securities and Exchange Commission on August 8, 2012

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

ROCK-TENN COMPANY
(Exact name of Registrant as Specified in Its Charter)

Georgia (State or other jurisdiction of incorporation or organization)	62-0342590 (I.R.S. Employer Identification No.)

504 Thrasher Street Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

ROCK-TENN COMPANY
AMENDED AND RESTATED
2004 INCENTIVE STOCK PLAN
 (Full title of the Plan)

Steven C. Voorhees Chief Financial Officer Rock-Tenn Company 504 Thrasher Street Norcross, Georgia 30071 (Name and address of agent for service)	Copies to: Robert B. McIntosh General Counsel Rock-Tenn Company 504 Thrasher Street Norcross, Georgia 30071

770-448-2193
(Telephone number, including area code, of agent for service)

**Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $.01 per share	3,300,000 (1)	$57.50 (2)	$189,750,000 (2)	$21,745.35

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 based on the average of the high and low sales prices per share of Class A Common Stock of Rock-Tenn Company as reported on the New York Stock Exchange on August 8, 2012.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) relates to the registration under the Securities Act of 1933, as amended, of 3,300,000 additional shares of Class A Common Stock, par value $0.01 per share (“Common Stock”), of Rock-Tenn Company (the “Company”) that may be issued pursuant to the Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”).

As we previously described in our definitive Proxy Statement that we filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2011 (the “Proxy Statement”), our board of directors approved an amendment and restatement of our 2004 Incentive Stock Plan, which would amend and restate the 2004 Incentive Stock Plan to increase by 3,300,000 the number of shares of our Common Stock available for equity awards under the plan, to increase the term of the plan for ten additional years and to provide that a change of control under the 2004 Incentive Stock Plan will not in the case of certain transactions be deemed to have occurred until the applicable transaction has been consummated rather than having been merely approved by the shareholders. Our board of directors directed that the amendment and restatement be submitted to our shareholders for approval at the annual meeting of the shareholders held on January 27, 2012, at which time our shareholders adopted and approved the amendment and restatement.

PART I

Information Required in the Section 10(A) PROSPECTUS

In accordance with Rule 428 under the Securities Act and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents have been previously filed by us with the Securities and Exchange Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

(1)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2011;

(2)
All other reports of the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and

(3)
The description of our Common Stock contained in our registration statement on Form 8-A filed on February 2, 1994, including any amendment or report filed for the purposes of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Inapplicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the shares of Common Stock covered by this Registration Statement has been passed upon for us by Robert B. McIntosh, executive vice president, general counsel and secretary of our company. As of August 8, 2012, Mr. McIntosh beneficially owned 138,726 shares of Common Stock of the Company, which includes 90,426 shares of Common Stock and options to purchase an aggregate of 48,300 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

Our restated and amended articles of incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of our directors to us or our shareholders for monetary damages for breach of duty of care or any other duty owed to us as a director. The Georgia Business Corporation Code, or the Code, currently provides that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of our company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

Under Article VI of our bylaws, and certain agreements entered into by us and our directors, we are required to indemnify our directors, officers, employees or agents against the obligation to pay any judgment, settlement, penalty or fine, and against expenses (including attorney’s fees and expenses), incurred in connection with any action, suit or proceeding brought against such person because he was a director, officer, employee or agent of our company, without regard to any limitations in the Code; provided, however, that we shall have no obligation to indemnify any such person in connection with any such proceeding if such person is adjudged liable to us or is subjected to injunctive relief in favor of us (a) for any appropriation, in violation of such person’s duties, of any business opportunity of our company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which such person received an improper personal benefit. Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

We have entered into indemnification agreements with each of our directors. The indemnification agreements require, among other things, that we indemnify our directors to the fullest extent permitted by law, and advance to directors all related expenses, subject to reimbursement if it is subsequently determined the indemnification is not permitted. We are also required to indemnify in advance all expenses incurred by directors seeking to enforce their rights under the indemnification agreements and to cover directors under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our restated and amended articles of incorporation and bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it may not be modified to eliminate the rights it provides unilaterally by our board of directors or our shareholders in the future.

Our directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, and we are insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

Item 7.	Exemption from Registration Claimed

Inapplicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit	Sequential Page No.

4.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

4.2
Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation effective February 10, 1994 (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed on April 19, 2011).

4.3
Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

4.4	Bylaws of the Registrant (Amended and Restated as of October 31, 2008) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 6, 2008).

4.5	Amendment to the Bylaws of the Registrant (as of December 14, 2009) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 14, 2009).

4.6
Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012).

5.1	Opinion of Robert B. McIntosh

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Robert B. McIntosh (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

Item 9.	Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 8th day of August, 2012.

ROCK-TENN COMPANY

By:	/s/ James A. Rubright
James A. Rubright
Chairman of the Board
and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Rubright, Robert B. McIntosh and Steven C. Voorhees, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James A. Rubright	Director, Chairman of the Board	August 8, 2012
James A. Rubright	and Chief Executive Officer
(Principal Executive Officer)

/s/ Steven C. Voorhees	Executive Vice President,	August 8, 2012
Steven C. Voorhees	Chief Financial Officer
and Chief Administrative Officer
(Principal Financial Officer)

/s/ A. Stephen Meadows	Chief Accounting Officer	August 8, 2012
A. Stephen Meadows	(Principal Accounting Officer)

/s/ Timothy J. Bernlohr	Director	August 8, 2012
Timothy J. Bernlohr

/s/ J. Powell Brown	Director	August 8, 2012
J. Powell Brown

Signature	Title	Date

/s/ Robert M. Chapman	Director	August 8, 2012
Robert M. Chapman

/s/ Terrell K. Crews	Director	August 8, 2012
Terrell K. Crews

/s/ Robert B. Currey	Director	August 8, 2012
Robert B. Currey

/s/ Russell M. Currey	Director	August 8, 2012
Russell M. Currey

/s/ G. Stephen Felker	Director	August 8, 2012
G. Stephen Felker

/s/ Lawrence L. Gellerstedt III	Director	August 8, 2012
Lawrence L. Gellerstedt III

/s/ Ralph F. Hake	Director	August 8, 2012
Ralph F. Hake

/s/ John W. Spiegel	Director	August 8, 2012
John W. Spiegel

/s/ Bettina M. Whyte	Director	August 8, 2012
Bettina M. Whyte

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Sequential Page No.

4.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

4.2
Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation effective February 10, 1994 (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4 filed on April 19, 2011).

4.3
Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10 K for the year ended September 30, 2000).

4.4	Bylaws of the Registrant (Amended and Restated as of October 31, 2008) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 6, 2008).

4.5	Amendment to the Bylaws of the Registrant (as of December 14, 2009) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 14, 2009).

4.6
Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012).

5.1	Opinion of Robert B. McIntosh

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Robert B. McIntosh (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).